Exhibit 10.33

FIRST AMENDMENT

TO THE

ENCANA (USA) RETIREMENT PLAN

(As Amended and Restated Effective March 14, 2014)

1. Plan Sponsor: Encana Services Company, Ltd. (the “Plan Sponsor”).

2. Amendment of Plan: Pursuant to the authority of the undersigned and the provisions of Section 13.1 of the Encana (USA) Retirement Plan (the “Plan”), the following Amendment to the Plan is adopted, effective May 1, 2014.

A. Section 7.9(b)(7) of the Plan is deleted and the following subsection is renumbered accordingly.

3. Terms and Conditions of Plan: Except for the above amendment, all terms and conditions of the Plan are unamended and shall remain in full force and effect.

3. Execution: This Amendment has been executed on the date set forth below.

ENCANA SERVICES COMPANY, LTD. Plan Sponsor

By:	/s/ Christopher J. Casebolt
Title:	Chair, U.S. Benefit Plans Administration Committee
Date:	May 1, 2014

First Amendment to the Encana (USA) Retirement Plan Prepared by Holland & Hart LLP	5/2014 1